Exhibit 4.1

ARADIGM CORPORATION

SUPPLEMENTAL INDENTURE

Dated as of April 18, 2018

to

Indenture

Dated as of April 25, 2016

U.S. Bank National Association

Trustee

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of April 18, 2018, between ARADIGM CORPORATION, a corporation organized under the laws of California (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture dated as of April 25, 2016 (the “Original Indenture”) to provide for the issuance from time to time of Notes (as defined in the Original Indenture) of the Company, to be issued in one or more Series;

WHEREAS, Section 10.02 of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture with the consent of all Holders (as defined in the Original Indenture) for, among other things, the purpose of (i) impairing the right of Holders to receive payment of interest on or after the due dates therefore and (ii) modifying the Company’s obligation to pay the Fundamental Change Repurchase Price in a manner adverse to all Holders; and

WHEREAS, the consent of each Holder to the execution and delivery of this Supplemental Indenture is required and has been obtained, and all other actions required to be taken under the Indenture with respect to this Supplemental Indenture have been taken.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITHNESSETH: in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Indenture.

(b) The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.

ARTICLE II

INTEREST TO BE PAID IN KIND

Section 2.1 Additional Definitions. The definitions set forth below are hereby added in Section 1.01 of the Original Indenture:

“‘additional Notes’ means additional Notes (other than the Initial Notes and any PIK Notes) issued under this Indenture in accordance with Sections 2.04 and 2.10, as part of the same series as the Initial Notes and any PIK Notes.”

“‘Initial Notes’ means the aggregate principal amount of Notes issued under this Indenture on April 25, 2016 and any Notes issued in replacement or substitution therefor in accordance with the provisions of this Indenture.”

“‘Interest Period’ means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date (the Interest Payment Date for any Interest Period shall be the Interest Payment Date occurring on the day immediately following the last day of such Interest Period).”

“‘PIK Notes’ shall have the meaning specified in Section 2.11 of this Indenture.”

Section 2.2 Amended Definitions. The definition of Notes set forth in Section 1.01 of the Original Indenture is hereby amended by deleting such definition in its entirety and replacing it with the following:

“‘Note’ or ‘Notes’ shall have the meaning specified in the first paragraph of the recitals of this Indenture. The Initial Notes, the PIK Notes, if any, and the additional Notes, if any, shall be treated as a single class for all purposes under this Indenture, and unless otherwise stated or required by the context, all references to the Notes shall include the Initial Notes and any PIK Notes and additional Notes actually issued, and all references to “principal amount” of the Global Notes includes any increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment (as defined below) in accordance with the terms of this Indenture.”

Section 2.3 Date and Denomination of Notes; Payments of Interest and Defaulted Amounts. Section 2.03(a) of the Original Indenture is hereby amended by deleting the section in its entirety and replacing it with the following:

“(a) The Notes (other than PIK Notes) shall be initially issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof; provided, however, that if a PIK Payment has been made, Notes shall thereafter be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. PIK Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. Notwithstanding any provision of this Indenture or the Notes to the contrary, (i) any pro rata redemptions or repurchases of the Notes by the Company pursuant to this Indenture shall be made in a manner that preserves the authorized denominations of the Notes, and (ii) in the case of Global Notes, the selection of Notes to be redeemed or repurchased will be in accordance with the procedures of the Depositary. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of such Note. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. The Company shall pay cash amounts in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.”

Section 2.4 Execution, Authentication and Delivery of Notes. The second paragraph of Section 2.04 of the Original Indenture is hereby amended by deleting the paragraph in its entirety and replacing it with the following:

“At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes, without any further action by the Company hereunder. Such Company Order shall specify the principal amount of Notes to be authenticated, the date on which the issue of the Notes is to be authenticated, the number of separate

Notes certificates to be authenticated, the registered Holder of each such Note and delivery instructions and, in the case of an issuance of PIK Payments after the Issue Date, shall certify that such issuance is in compliance with Section 2.11. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Company Orders, except as provided in Section 2.06.”

Section 2.5 Payment of Principal and Interest. Section 4.01 of the Original Indenture is hereby amended by deleting the section in its entirety and replacing it with the following:

“Payment of Principal and Interest. (a) The Company covenants and agrees that it will cause to be paid the principal (including the Redemption Price, if applicable) of, and accrued and unpaid interest on, each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

(b) Unless the Company elects otherwise, all accrued interest payable subsequent to, and including, the interest payment payable on May 1, 2018, will be paid as set forth in Section 2.11 of the Indenture by capitalizing on the applicable Interest Payment Date such accrued interest to the principal balance of the outstanding Notes, at which time such interest shall be deemed to have been paid for all purposes hereunder. For the avoidance of doubt, following an increase in the principal amount of the Notes as a result of a capitalization of accrued interest in accordance with the foregoing, the Notes will bear interest on such increased principal amount from and after the applicable Interest Payment Date. Rather than capitalizing a payment of accrued interest, the Company may elect to pay such accrued interest in cash. The Company shall evidence such election with respect to any Interest Payment Date by notifying the Trustee in writing at least five (5) days prior to such Interest Payment Date.

(c) Notwithstanding the foregoing, any election by the Company to pay accrued interest in cash must be made with respect to all issued and outstanding Notes. For the avoidance of doubt, the Company may not make an election to pay accrued interest in cash with respect to only certain of the Notes.”

Section 2.6 PIK Payments. The Original Indenture is hereby amended by adding the following section in its entirety immediately following Section 2.10 of the Original Indenture:

“Section 2.11. PIK Payments.

PIK Interest (as defined below) on the Notes will be payable to Holders as follows: (x) with respect to the Notes represented by one or more Global Notes registered in the name of, or held by, the Depositary or its nominee on the relevant record date, by the Trustee (at the request of the Company made in a Company Order) increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up, to the nearest whole dollar); and (y) with respect to Notes represented by Physical Notes, by issuing an additional Physical Note, which will be part of the same series as the Initial Notes and any additional Notes (such additional Physical Notes, “PIK Notes”) in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) subject to the applicable procedures of the Depositary, and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders as of the relevant record date, as shown on the register of Holders. Any request to the Trustee to authenticate PIK Notes will be accompanied by an Officer’s Certificate and an Opinion in the form set forth in Section 17.05. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the related Interest Payment Date. Any PIK Notes issued in certificated form will be distributed to Holders, dated as of the applicable Interest Payment Date, and will bear interest from and after such Interest Payment Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

The payment of interest on the Notes through an increase in the principal amount of the outstanding Global Notes or through the issuance of PIK Notes is herein referred to as “PIK Interest” to the extent all interest due on an Interest Payment Date is so paid (each such payment, a “PIK Payment”).

Section 2.7 Optional Redemption. Section 16.01(d) of the Original Indenture is hereby amended by deleting such section in its entirety and replacing such section with the following:

“(d) If fewer than all of the Outstanding Notes are to be redeemed and all of the Notes are in the form of Global Notes, the Depositary will select the Notes to be redeemed. If fewer than all of the Outstanding Notes are to be redeemed and any of the Notes are in the form of Physical Notes, the Trustee shall select the Notes or portions thereof to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method the Trustee considers to be appropriate. Notwithstanding the foregoing, if a PIK Payment has been made, Notes shall thereafter be selected in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $1.00 or a multiple of $1.00 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase. If any Note selected for partial redemption is submitted for conversion in part after such selection, the portion of the Note submitted for conversion shall be deemed (so far as may be possible) to be the portion selected for redemption.”

ARTICLE III

REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 3.1 Recitals. The third paragraph of the Original Indenture is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note, the Form of Notice of Conversion, and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided; and”

Section 3.2 Amended Definitions. The definition of Defaulted Amounts set forth in Section 1.01 of the Original Indenture is hereby amended by deleting such definition in its entirety and replacing it with the following:

“‘Defaulted Amounts’ means any amounts on any Note (including, without limitation, the Redemption Price, principal and interest) that are payable but are not punctually paid or duly provided for.”

Section 3.3 Deleted Definitions. The definitions set forth below are hereby deleted from Section 1.01 of the Original Indenture in their respective entireties:

(i)	Form of Fundamental Change Repurchase Notice

(ii)	Fundamental Change

(iii)	Fundamental Change Company Notice

(iv)	Fundamental Change Repurchase Date

(v)	Fundamental Change Repurchase Notice

(vi)	Fundamental Change Repurchase Price

(vii)	Make-Whole Fundamental Change

(viii)	Make-Whole Fundamental Change Period

Section 3.4 Form of Notes. The fifth paragraph of Section 2.02 of the Original Indenture is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“Each Global Note or Physical Note, as applicable, shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or reduced to reflect repurchases, cancellations, conversions, transfers, exchanges or issuances of additional Notes pursuant to Section 2.10 (to the extent such issuances are fungible with the Notes represented by such Global Note for U.S. federal income tax and securities law purposes) permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with this Indenture. Payment of principal (including the Redemption Price, if applicable) of, and accrued and unpaid interest on, a Global Note shall be made to the Holder of such Note on the date of payment, unless a record date or other means of determining Holders eligible to receive payment is provided for herein.”

Section 3.5 Satisfaction and Discharge. Section 3.01 of the Original Indenture is hereby amended by deleting such section in its entirety and replacing such section with the following:

“Satisfaction and Discharge. This Indenture and the Notes shall upon request of the Company contained in an Officer’s Certificate cease to be of further effect, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture and the Notes, when (a) (i) all outstanding Notes theretofore authenticated and delivered (other than (x) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.06 and (y) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 4.04(d)) have been delivered to the Trustee for cancellation; or (ii) the Company has deposited with the Trustee or delivered to Holders, as applicable, after the Notes have become due and payable, whether on the Maturity Date, any Redemption Date, upon conversion or otherwise, cash or cash and shares of Common Stock, if any (solely to satisfy the Company’s Conversion Obligation, if applicable) sufficient to pay all of the outstanding Notes and all other sums due and payable under this Indenture by the Company; and (b) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06 shall survive.”

Section 3.6 Provisions as to Paying Agent. Section 4.04 of the Original Indenture is hereby amended by deleting such section in its entirety and replacing it with the following:

“Provisions as to Paying Agent. (a) If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04:

(i)    that it will hold all sums held by it as such agent for the payment of the principal (including the Redemption Price, if applicable) of, and accrued and unpaid interest on, the Notes in trust for the benefit of the Holders of the Notes;

(ii)    that it will give the Trustee prompt notice of any failure by the Company to make any payment of the principal (including the Redemption Price, if applicable) of, and accrued and unpaid interest on, the Notes when the same shall be due and payable; and

(iii)    that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.

The Company shall, on or before each due date of the principal (including the Redemption Price, if applicable) of, or accrued and unpaid interest on, the Notes, deposit with the Paying Agent a sum sufficient to pay such principal (including the Redemption Price, if applicable) or accrued and unpaid interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be received by the Paying Agent by 11:00 a.m., New York City time, on such date.

(b)    If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal (including the Redemption Price, if applicable) of, and accrued and unpaid interest on, the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal (including the Redemption Price, if applicable) and accrued and unpaid interest so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal (including the Redemption Price, if applicable) of, or accrued and unpaid interest on, the Notes when the same shall become due and payable.

(c)    Anything in this Section 4.04 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Company or any Paying Agent hereunder as required by this Section 4.04, such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability but only with respect to such sums or amounts.

(d)    Any money and shares of Common Stock deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal (including the Redemption Price, if applicable) of, accrued and unpaid interest on and the consideration due upon conversion of any Note and remaining unclaimed for two years after such principal (including the Redemption Price, if applicable), interest or consideration due upon conversion has become due and payable shall be paid to the Company on request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money and shares of Common Stock, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The Borough of Manhattan, The City of New York, notice that such money and shares of Common Stock remain unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money and shares of Common Stock then remaining will be repaid or delivered to the Company.”

Section 3.7 Events of Default. (a) Section 6.01(b) of the Original Indenture is hereby amended by deleting such section in its entirety and replacing such section with the following:

“(b)    default in the payment of principal of any Note when due and payable on the Maturity Date, upon redemption, any required repurchase, upon declaration of acceleration or otherwise;”

(b)    Section 6.01(d) of the Original Indenture is hereby amended by deleting such section in its entirety and replacing such section with the following:

“(d)    failure by the Company to issue a notice of a Merger Event in accordance with Section 14.10(b) when due;”

Section 3.8 Acceleration; Rescission and Annulment. The last paragraph of Section 6.02 of the Original Indenture is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal of the Notes shall have been so declared due and payable (or have become immediately due and payable), and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay installments of accrued and unpaid interest upon all Notes and the principal of any and all Notes that shall have become due otherwise than by acceleration (with interest on overdue installments of accrued and unpaid interest to the extent that payment of such interest is enforceable under applicable law, and on such principal at the rate borne by the Notes plus one percent at such time) and amounts due to the Trustee pursuant to Section 7.06, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default under this Indenture, other than the nonpayment of the principal of and accrued and unpaid interest, if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.09, then and in every such case (except as provided in the immediately succeeding sentence) the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal (including the Redemption Price, if applicable) of, or accrued and unpaid interest, if any, on, any Notes, (ii) a failure to repurchase any Notes when required or (iii) a failure to pay or deliver, as the case may be, the consideration due upon conversion of the Notes.”

Section 3.9 Application of Monies Collected by Trustee. The fourth paragraph of Section 6.05 of the Original Indenture is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“Third, in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, the payment of the Redemption Price and any cash due upon conversion) then owing and unpaid upon the Notes for principal and interest, if any, with interest on the overdue principal and, to the extent that such interest has been collected by the Trustee, upon overdue installments of interest at the rate borne by the Notes at such time plus one percent, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal (including, if applicable, the Redemption Price and the cash due upon conversion) and interest without preference or priority of principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal (including, if applicable, the Redemption Price and any cash due upon conversion) and accrued and unpaid interest; and”

Section 3.9 Proceedings by Holders. (a) The first paragraph of Section 6.06 of the Original Indenture is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“Proceedings by Holders. Except to enforce the right to receive payment of principal (including, if applicable, the Redemption Price) or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no Holder shall have any right by virtue of or by availing of any provision of this Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:”

(b) The last paragraph of Section 6.06 of the Original Indenture is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“Notwithstanding any other provision of this Indenture and any provision of any Note, the right of any Holder to receive payment or delivery, as the case may be, of (x) the principal (including the Redemption Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, or to institute suit for the enforcement of any payment or delivery, as the case may be, on or after such respective dates against the Company shall not be impaired or affected without the consent of such Holder.”

Section 3.10 Direction of Proceedings and Waiver of Defaults by Majority of Holders. Section 6.09 of the Original Indenture is hereby amended by deleting such section in its entirety and replacing it with the following:

“Direction of Proceedings and Waiver of Defaults by Majority of Holders. The Holders of a majority of the aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. The Holders of a majority in aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 may on behalf of the Holders of all of the Notes waive any past Default or Event of Default hereunder and its consequences except (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Redemption Price) of, the Notes when due that has not been cured pursuant to the provisions of Section 6.01, (ii) a failure by the Company to pay or deliver, as the case may be, the consideration due upon conversion of the Notes, (iii) a failure by the Company to redeem any Notes upon redemption of any Notes, (iv) a failure by the Company to repurchase any Notes when required under this Indenture or (v) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected. Upon any such waiver the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.09, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.”

Section 3.11 Notice of Defaults. Section 6.10 of the Original Indenture is hereby amended by deleting such section in its entirety and replacing it with the following:

“Notice of Defaults. The Trustee shall, within 90 days after it receives written notice of the occurrence and continuance of a Default or Event of Default of which it has actual knowledge, send to all Holders as the names and addresses of such Holders appear upon the Note Register, notice of all such Defaults, unless such Defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of a Default in the payment of the principal of (including the Redemption Price, if applicable), or accrued and unpaid interest on, any of the Notes or a Default in the payment or delivery of the consideration due upon conversion, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the Holders.”

Section 3.12 Undertaking to Pay Costs. Section 6.11 of the Original Indenture is hereby amended by deleting such section in its entirety and replacing it with the following:

“Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 6.11 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes at the time outstanding determined in accordance with Section 8.04, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or accrued and unpaid interest, if any, on any Note (including, but not limited to, the Redemption Price, if applicable, with respect to the Notes being repurchased or redeemed as provided in this Indenture) on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to convert any Note, or to receive the consideration due upon conversion, in accordance with the provisions of Article 14.”

Section 3.13 Supplemental Indentures with Consent of Holders. Section 10.02(e) of the Original Indenture is hereby amended by deleting such section in its entirety and replacing it with the following:

“(e)    reduce the Redemption Price of any Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;”

Section 3.14 Conversion Procedure; Settlement Upon Conversion. (a) Section 14.02(b) of the Original Indenture is hereby amended by deleting such section in its entirety and replacing it with the following:

“(b)    Subject to Section 14.02(e), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time (allowing for sufficient time to comply) and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for the shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents and (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h). The Trustee (and, if different, the Conversion Agent) shall notify the Company of any conversion pursuant to this Article 14 on the Conversion Date for such conversion. ”

(b)    Section 14.02(h) of the Original Indenture is hereby amended by deleting such section in its entirety and replacing it with the following:

“(h)    Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below. The Company’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than canceled, extinguished or forfeited. Prior to Shareholder Approval and upon a conversion of Notes, accrued and unpaid interest that is deemed to be paid will be deemed to be paid first out of the cash paid upon such conversion. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted; provided that no such payment shall be required (1) for conversions following the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Redemption Date that is after a Regular Record Date and on or prior to the second Scheduled Trading Day immediately following the date on which the corresponding interest payment is made; or (3) to the extent of any Defaulted Amounts, if any Defaulted Amounts exists at the time of conversion with respect to such Note. Therefore, for the avoidance of doubt, all Holders of record on the Regular Record Date immediately preceding the Maturity Date and any Redemption Date described in clause (2) of the immediately preceding sentence shall receive the full interest payment due on the Maturity Date or other applicable Interest Payment Date regardless of whether their Notes have been converted or repurchased, as applicable, following such Regular Record Date.”

Section 3.14 Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Change. Section 14.03 of the Original Indenture is hereby amended by deleting such section in its entirety and replacing it with the following:

“Intentionally Omitted.”

Section 3.15 Adjustment of Prices. Section 14.05 of the Original Indenture is hereby amended by deleting such section in its entirety and replacing such sections with the following:

“Adjustments of Prices. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Settlement Amounts (including an Observation Period and, if applicable, the period for determining over a span of multiple days), the Company shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices, Daily VWAPs, the Daily Settlement Amounts or Stock Prices are to be calculated.”

Section 3.16 Repurchase of Notes at Option of Holders. Sections 15.02, 15.03, 15.04 and 15.05 of the Original Indenture are hereby amended by deleting each such section in its entirety and replacing each such section with the following:

“Intentionally Omitted.”

Section 3.16 Legal Holidays. Section 17.06 of the Original Indenture is hereby amended by deleting such section in its entirety and replacing it with the following:

“Legal Holidays. In any case where any Interest Payment Date, Redemption Date or Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue in respect of the delay.”

ARTICLE IV

MISCELLANEOUS

Section 4.1 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 4.2 Concerning the Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 4.3 Multiple Originals; Electronic Signatures. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.4 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.5 Severability. If any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

Section 4.6 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

[Signature Page to Supplemental Indenture]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

ARADIGM CORPORATION

By:	/s/ John Siebert
Name:	John Siebert
Title:	Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer

[Signature Page to Supplemental Indenture]